Exhibit 10.12.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) is made as of the 6th day of February, 2008, by and between Amerigon Incorporated (herein called “Company”) and Comerica Bank (herein called the “Bank”).

RECITALS:

A. Company and Bank entered into that certain Amended and Restated Credit Agreement dated as of October 28, 2005, entered into by and between Company and Bank (as amended or otherwise modified from time to time, the “Credit Agreement”), under which the Lenders extended (or committed to extend) credit to Company, as set forth therein.

B. Company has requested that Bank make certain amendments to the Credit Agreement, and Bank is willing to do so, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, Company and Bank agree:

Section 1 of the Credit Agreement is hereby amended as follows:

The definitions of “Account Debtor”, “Borrowing Base”, “Eligible Accounts”, “Eligible Foreign Account”, “Eligible Foreign Account Debtor”, and “Eligible Inventory” in Section 1 of the Credit Agreement are hereby deleted in their entirety.

The following definitions in Section 1 of the Credit Agreement are hereby amended and restated as follows:

“Availability” shall mean as of any date of determination the amount obtained by subtracting from $10,000,000 an amount equal to the aggregate principal amount of the Advances plus the Letter of Credit Reserve.

“Revolving Credit Maturity Date” shall mean November 1, 2009.

Clause (f) of the definition of “Permitted Acquisitions” is hereby amended and restated as follows:

“(f) After giving effect to such acquisition, Availability is not less than $3,000,000.”

Section 2.5 of the Credit Agreement is hereby amended and restated as follows:

“2.5 Reserved.”

Section 7.1(d) of the Credit Agreement is hereby amended and restated as follows:

“(d) Reserved.”

Section 8.1 of the Credit Agreement is hereby amended and restated as follows:

“8.1 Purchase, acquire or redeem any of its equity interests or make any material change in its capital structure or general business objects or purpose (it being understood that the issuance of equity interests of Company shall not be prohibited by this Section 8.1), except for redemptions and repurchases of its equity interests so long as at the time of such redemption or repurchase and after giving effect thereto no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing and provided that the aggregate amount of such redemptions and repurchases shall not exceed $5,000,000 during any single fiscal year of Company.”

Section 8.10 of the Credit Agreement is hereby amended and restated as follows:

“8.10 Declare or pay any dividends or distributions with respect to its equity interests except for (a) dividends by a Subsidiary to Company and dividends and distributions payable only in common stock of Company and (b) dividends and distributions during any single fiscal year of Company in an amount not exceeding One Million Dollars ($1,000,000) so long as at the time declared and at the time paid no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing.”

Schedule 8.6 is hereby amended and restated and replaced by new Schedule 8.6 attached hereto as Attachment 1. The parties hereto agree that on the Amendment Effective Date, the changes to this Schedule 8.6 shall be given retroactive effect to December 31, 2007.

This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by Company (“Amendment Effective Date”):

Bank shall have received counterpart originals of this Amendment, in each case duly executed and delivered by Company in form satisfactory to Bank.

Bank shall have received counterpart originals of the Acknowledgment of Guarantor in the form attached hereto as Attachment 2, duly executed and delivered by the BSST LLC.

Company hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement contained herein, (a) execution and delivery of this Amendment are within such party’s corporate powers, have been duly authorized, are not in contravention of law or the terms of their respective articles of incorporation or bylaws, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Amendment, of any governmental body, agency or authority, and this Amendment and the Credit Agreement will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Sections 6.1 through 6.15 inclusive, of the Credit

Agreement are true and correct on and as of the date hereof, and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, and (c) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Company and Bank each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Amendment and agree that the Credit Agreement hereby remains in full force and effect after giving effect to the effectiveness of this Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement as amended by this Amendment.

Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or the Revolving Credit Note, or to constitute a waiver by Bank of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, the Revolving Credit Note or any of the other Loan Documents.

Unless otherwise defined to the contrary herein, all capitalized terms used in this Amendment shall have the meaning set forth in the Credit Agreement.

This Amendment may be executed in counterpart.

This Amendment shall be construed in accordance with and governed by the laws of the State of Michigan

WITNESS the due execution hereof on the day and year first above written.

COMERICA BANK		AMERIGON INCORPORATED

By:	/s/ Steven J. McCormack	By:	/s/ Barry Steele
Its:	Vice President	Its:	Chief Financial Officer

ATTACHMENT 1

SCHEDULE 8.6

INVESTMENTS

Investments by Company in BSST as of September 30, 2005 in the aggregate amount of $3,479,677, consisting of loans in the amount of $1,479,677 and an equity interest in the amount of $2,000,000.

Additional investments in BSST LLC in an amount not exceeding $5,000,000 per fiscal year. To the extent that the amount of investments permitted for any fiscal year (without regard to any carry-over from a prior year pursuant to this paragraph) is in excess of the actual amount of investments for such period, the amount of permitted investments during the immediately succeeding fiscal year only shall be increased by the amount of such excess.

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